FOR IMMEDIATE RELEASE:

SERVICE CORPORATION INTERNATIONAL
OBTAINS REGULATORY CLEARANCE TO ACQUIRE
KEYSTONE NORTH AMERICA INC.

HOUSTON, Texas, March 24, 2010 . . . Service Corporation International (NYSE: SCI), the largest provider of deathcare products and services in North America, announced today that it has received an early termination of the waiting period under the Hart-Scott-Rodino Antitrust Act from the U.S. Federal Trade Commission (the “FTC”) in connection with SCI’s tender offer (the “Offer”) for all of the issued and outstanding common shares, including those represented by income participating securities, (the “Keystone Shares”) in the capital of Keystone North America Inc. (“Keystone”) (TSX: KNA, KNA.UN).  With that regulatory clearance, SCI, through its wholly owned subsidiary, SCI Alliance Acquisition Corporation, intends to take up all of the Keystone Shares tendered to the Offer as of the expiry time, provided that the 66⅔% minimum tender condition and the other conditions of the Offer are met.

Keystone shareholders are encouraged to tender their Keystone Shares before the Offer expires at 3:00 p.m. (Eastern time) on Friday, March 26, 2010.

In connection with the regulatory review by the FTC, SCI agreed to the entry of a Decision and Order and an Order to Hold Separate and Maintain Assets pursuant to which SCI will sell certain Keystone and SCI assets.  The required divesture assets total 22 funeral homes and five cemeteries with approximate combined annual revenues and EBITDA of $19,000,000 and $6,000,000, respectively.

Keystone shareholders with questions or requests should contact Kingsdale Shareholder Services Inc., the Information Agent in connection with the Offer:

    North American Toll Free Phone:  1-866-581-1487
    Outside North America, Banks and Brokers Call Collect:  416-867-2272
    E-mail:  contactus@kingsdaleshareholder.com
    Facsimile:  416-867-2271
    Toll Free Facsimile:  1-866-545-5580

About Service Corporation International
Service Corporation International (NYSE: SCI), headquartered in Houston, Texas, is North America's largest provider of deathcare products and services. At December 31, 2009, we owned and operated 1,254 funeral homes and 372 cemeteries (of which 212 are combination locations) in 43 states, eight Canadian provinces, the District of Columbia and Puerto Rico. Through our businesses, we market the Dignity Memorial(R) brand which offers assurance of quality, value, caring service, and exceptional customer satisfaction. For more information about Service Corporation International, please visit our website at www.sci-corp.com. For more information about Dignity Memorial(R), please visit www.dignitymemorial.com.

Reader Advisory
This announcement is for informational purposes only and does not constitute or form part of any offer or invitation to purchase, acquire, subscribe for, sell, dispose of or issue, or any solicitation of an offer to sell, dispose, issue, purchase, acquire or subscribe for any security. The Offer is being made exclusively by means of and subject to the terms and conditions set out in the Offer documentation delivered to Keystone shareholders and filed with the Canadian provincial securities regulators. Keystone shareholders should read these materials carefully as they contain important information, including the terms and conditions of the Offer. The Offer documentation is available electronically without charge at www.sedar.com.

For additional information contact:

Service Corporation International

Investors: Debbie Young / Investor Relations	(713) 525-9088
Media: Lisa Marshall / Corporate Communications	(713) 525-3066